January 7, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.1 of EpiCept Corporation’s Form 8-K dated January 7, 2013, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP